Exhibit 3.1.10

BRANDYWINE REALTY TRUST

ARTICLES SUPPLEMENTARY

CLASSIFYING AND DESIGNATING 4,600,000 PREFERRED

SHARES AS 6.90% SERIES E CUMULATIVE

REDEEMABLE PREFERRED SHARES

$0.01 PAR VALUE PER SHARE

LIQUIDATION PREFERENCE $25.00 PER SHARE

Brandywine Realty Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to authority expressly vested in the Board of Trustees of the Trust (the “Board”) by Article 6.3 of the Declaration of Trust of the Trust (which, as amended and supplemented from time to time, together with these Articles Supplementary, is referred to herein as the “Declaration of Trust”), by resolutions duly adopted by the Board on March 23, 2012 and by resolutions duly adopted by a duly authorized committee of the Board on April 3, 2012, the Board and such committee have duly classified and designated 4,600,000 authorized but unissued preferred shares of beneficial interest, $0.01 par value per share, of the Trust as 6.90% Series E Cumulative Redeemable Preferred Shares of beneficial interest, $0.01 par value per share and liquidation preference $25 per share, of the Trust.

SECOND: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the 6.90% Series E Cumulative Redeemable Preferred Shares of beneficial interest are as follows, which, upon any restatement of the Declaration of Trust, shall become a part of the Declaration of Trust, with any appropriate renumbering or relettering of the sections or subsections thereof:

6.90% Series E Cumulative Redeemable Preferred Shares of Beneficial Interest

A. Designation and Amount. The shares of such series shall be designated “6.90% Series E Cumulative Redeemable Preferred Shares” (the “Series E Preferred Shares”) and the number of shares constituting such series shall be 4,600,000. The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions thereof of the Series E Preferred Shares shall be subject in all cases to the provisions of Article 6 of the Declaration of Trust regarding limitations on beneficial and constructive ownership of the Trust’s shares of beneficial interest.

B. Distributions and Distribution Rights.

1. Holders of Series E Preferred Shares shall be entitled to receive, when, as and if authorized by the Board and declared by the Trust, out of assets of the Trust legally available for the payment of distributions, cumulative preferential cash distributions at the rate of 6.90% per annum of the $25.00 liquidation preference per Series E Preferred Share. Distributions shall be cumulative from and including the date of original issue by the Trust of the Series E Preferred Shares, or the last date on which distributions were made in full, to, but not including the next Distribution Payment Date (as defined below), and shall be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each, a “Distribution Payment Date”) or, if not a business day, the next succeeding business day. The first distribution shall be paid on July 15, 2012. Distributions payable on the Series E Preferred Shares shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions shall be payable to holders of record as they appear in the shareholder records of the Trust at the close of business on the applicable record date, which shall be the 30th day of the calendar month preceding the month in which the applicable Distribution Payment Date falls or on such other date designated by the Board for the payment of distributions that is not more than 30 nor fewer than 10 days prior to such Distribution Payment Date (each, a “Distribution Record Date”).

2. No distributions on the Series E Preferred Shares shall be authorized by the Board or declared or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.

3. Notwithstanding anything contained herein to the contrary, distributions on the Series E Preferred Shares shall accumulate whether or not the Trust has earnings, whether or not the terms and provisions hereof at any time prohibit the current payment of distributions, whether or not there are funds legally available for the payment of such distributions, and whether or not such distributions are declared. Accumulated but unpaid distributions on the Series E Preferred Shares shall accumulate as of the Distribution Payment Date on which they first become payable.

4. Except as set forth in Section B(5), unless the Trust has declared and paid or is contemporaneously declaring and paying full cumulative distributions in cash on all Series E Preferred Shares for all past distribution periods and the then current distribution period or the Trust has declared full cumulative distributions on all Series E Preferred Shares for all past distribution periods and the then current distribution period and the Trust has set apart for payment a sum sufficient for the payment of the declared distributions, the Trust shall not redeem, purchase or otherwise acquire for consideration, pay or make available any monies for a sinking fund for the redemption of, declare and pay or declare and set apart for payment distributions on (other than a distribution paid in Junior Securities (as defined in Section H)), any Parity Preferred Shares (as defined in Section H) or other Junior Securities (except (i) by conversion into or exchange for other Junior Securities, (ii) for the acquisition of shares that have been designated as “Excess Shares” in accordance with the Declaration of Trust and (iii) under incentive, benefit or share purchase plans of the Trust for officers, trustees or others performing or providing similar services).

5. When the Trust does not pay distributions in full (or the Trust does not set apart a sum sufficient to pay them in full) upon all Series E Preferred Shares and Parity Preferred Shares, the Trust shall declare any distributions upon the Series E Preferred Shares and any Parity Preferred Shares proportionately so that the distributions declared per share of the Series E Preferred Shares and any such Parity Preferred Shares shall in all cases bear to each other the same ratio that accumulated distributions per share on the Series E Preferred Shares and any such Parity Preferred Shares (which shall not include any accumulation in respect of unpaid distributions on such other Parity Preferred Shares for prior distribution periods if those other Parity Preferred Shares do not have cumulative distributions) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series E Preferred Shares that may be in arrears.

6. Holders of Series E Preferred Shares shall not be entitled to any distribution, whether payable in cash, property or shares, in excess of full cumulative distributions on the Series E Preferred Shares as provided above. Any distribution payment made on the Series E Preferred Shares shall first be credited against the earliest accumulated but unpaid distributions due with respect to such shares which remains payable.

C. Liquidation Rights. Upon any liquidation, dissolution or winding up of the Trust, the record holders of Series E Preferred Shares then outstanding shall be entitled to be paid, out of the assets of the Trust legally available for distribution to its shareholders, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid distributions up to the date of payment (whether or not declared), before any distribution or payment shall be made to holders of Junior Securities. In the event that, upon such liquidation, dissolution or winding up, the available assets of the Trust are insufficient to pay the amount of the liquidating distributions on all outstanding Series E Preferred Shares and the corresponding amounts payable on all Parity Preferred Shares, then the record holders of the Series E Preferred Shares and all such other Parity Preferred Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Record holders of Series E Preferred Shares shall be entitled to not fewer than 30 nor more than 60 days’ prior written notice of any such liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E Preferred Shares shall have no right or claim to any of the remaining assets of the Trust.

The consolidation or merger of the Trust with or into any other trust, partnership, limited liability company, corporation, or other entity or of any other trust, partnership, limited liability company, corporation, or other entity with or into the Trust, or the sale, lease or conveyance of all or substantially all of the assets of the Trust, shall not be deemed to constitute a liquidation, dissolution or winding up of the Trust.

D. Redemption.

1. Except as described in Section E below and this Section D, Series E Preferred Shares shall not be redeemable prior to April 11, 2017; provided, however, that the Trust may, prior to such date and in accordance with the terms of the Declaration of Trust, purchase Series E Preferred Shares designated as “Excess Shares” thereunder.

2. On or after April 11, 2017, the Trust, at its option upon not fewer than 30 nor more than 60 days’ written notice, may redeem the Series E Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid distributions thereon to, but not including the redemption date (except as provided below), without interest (the “Redemption Right”).

3. If the Trust redeems fewer than all of the outstanding Series E Preferred Shares, the Trust shall determine the number of Series E Preferred Shares to be redeemed on a pro rata basis (as nearly as practicable without creating any fractional shares), by lot or by any other equitable method the Trust may choose. If such redemption is to be by lot and, as a result of such redemption, any holder of Series E Preferred Shares would become a holder of a number of Series E Preferred Shares in excess of the Ownership Limit (as defined in the Declaration of Trust) or other ownership limitations set forth in Article 6 of the Declaration of Trust because such holder’s Series E Preferred Shares were not redeemed, or were only redeemed in part then, except as otherwise provided in the Declaration of Trust, the Trust shall redeem the requisite number of Series E Preferred Shares of such holder such that no holder shall hold in excess of the Ownership Limit or other applicable ownership limitation set forth in Article 6 of the Declaration of Trust subsequent to such redemption. Holders of Series E Preferred Shares to be redeemed shall surrender the certificates evidencing such Series E Preferred Shares, to the extent such shares are certificated, at the place designated in such notice and shall be entitled to the redemption price and any accumulated and unpaid distributions payable upon such redemption following such surrender. If a notice of redemption of any Series E Preferred Shares has been given and if the funds necessary for such redemption have been set apart by the Trust in trust for the benefit of the record holders of Series E Preferred Shares so called for redemption, then from and after the redemption date, distributions shall cease to accumulate on the Series E Preferred Shares designated for redemption, such Series E Preferred Shares shall no longer be deemed outstanding, such Series E Preferred Shares shall not thereafter be transferred (except with the Trust’s consent) on the Trust’s share transfer records and all rights of the holders of such Series E Preferred Shares shall terminate, except for the right to receive the redemption price plus any accumulated and unpaid distributions payable upon the redemption date. Except as otherwise provided herein, the redemption provisions of the Series E Preferred Shares do not in any way limit the Trust’s right or ability to purchase, from time to time either at a public or a private sale, Series E Preferred Shares at such price or prices as the Trust may determine, subject to the provisions of applicable law.

4. Unless full cumulative distributions on all Series E Preferred Shares have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no Series E Preferred Shares may be redeemed unless all outstanding Series E Preferred Shares are simultaneously redeemed; provided, however, that the Trust may redeem or purchase Series E Preferred Shares in order to ensure that the Trust remains qualified as a REIT for U.S. federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all Series E Preferred Shares. In addition, unless full cumulative distributions on all Series E Preferred Shares have been or contemporaneously are authorized and declared and paid or authorized and declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, the Trust may not purchase or otherwise acquire directly or indirectly for any consideration, nor may any monies be paid to or be made available for a sinking fund for the redemption of, any Series E Preferred Shares (except by conversion into or exchange for Junior Securities or by redemption, purchase or acquisition of shares of any class or series of shares of beneficial interest of the Trust under incentive, benefit or share purchase plans of the Trust for officers, trustees or others performing or providing similar services); provided, however, that the Trust may purchase or acquire Series E Preferred Shares for the purpose of preserving its status as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series E Preferred Shares.

5. Notice of redemption shall be mailed by the Trust, postage prepaid, not fewer than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series E Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Trust. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series E Preferred Shares except as to a holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series E Preferred Shares to be redeemed; and (iv) to the extent such shares are certificated, the place or places where the certificates for the Series E Preferred Shares, if any, are to be surrendered for payment; (v) if the Series E Preferred Shares are being redeemed pursuant to Section E, that the Series E Preferred Shares are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; (vi) if the Series E Preferred Shares are being redeemed pursuant to Section E, that the holders of the Series E Preferred Shares to which the notice relates shall not be able to tender such Series E Preferred Shares for conversion in connection with the Change of Control and each Series E Preferred Share tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption shall be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date; and (vii) that distributions on the Series E Preferred Shares to be redeemed shall cease to accumulate immediately prior to the redemption date. If fewer than all of Series E Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series E Preferred Shares held by such holder to be redeemed.

6. Immediately prior to any redemption of the Series E Preferred Shares, the Trust shall pay, in cash, any accumulated and unpaid distributions through the redemption date, unless a redemption date falls after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case each holder of record of Series E Preferred Shares at the close of business on the Distribution Record Date shall be entitled to the distribution payable on the Series E Preferred Shares on the corresponding Distribution Payment Date notwithstanding the redemption of those shares before that Distribution Payment Date. Except as provided herein, the Trust shall make no payment or allowance for unpaid distributions, whether or not in arrears, on Series E Preferred Shares for which a notice of redemption has been given.

7. To the extent the Series E Preferred Shares are certificated, if fewer than all the shares evidenced by any such certificate evidencing Series E Preferred Shares are to be redeemed, a new certificate shall be issued evidencing the unredeemed shares. In the event that the Series E Preferred Shares to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and the applicable procedures of any depository and no further action on the part of the holders of such shares shall be required.

8. At its election, the Trust, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid distributions to, but not including, the redemption date) of the Series E Preferred Shares so called for redemption in trust for the holders thereof with a bank or trust company.

9. Any Series E Preferred Shares that the Trust redeems or otherwise reacquires shall be retired and shall be restored to the status of authorized and unissued preferred shares without designation as to class or series and may be reissued as shares of any class or series of preferred shares.

10. The Trust shall also comply with any applicable requirements of the New York Stock Exchange or any other securities exchange on which the Series E Preferred Shares may be listed at the time of any redemption.

11. The Series E Preferred Shares shall have no stated maturity and shall not be subject to any sinking fund or mandatory redemption; provided, however, that the Series E Preferred Shares owned by a shareholder in excess of the Ownership Limit or other ownership limitations set forth in Article 6 of the Declaration of Trust shall be subject to the provisions of Article 6 of the Declaration of Trust.

12. The provisions of Sections D(3) through D(10) shall apply with respect to any redemption, whether pursuant to the Redemption Right or the Special Optional Redemption Right

E. Special Optional Redemption by the Trust.

1. In connection with a Change of Control (as defined below), the Trust shall, at its option, upon not fewer than 30 nor more than 60 days’ written notice, redeem the Series E Preferred Shares, in whole or in part, no later than 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid distributions to, but not including the redemption date (the “Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series E Preferred Shares except as to a holder to whom notice was defective or not given. If, prior to the Change of Control Conversion Date (as defined below), the Trust has provided or provides notice of redemption with respect to the Series E Preferred Shares (whether pursuant to the Redemption Right or the Special Optional Redemption Right), the holders of Series E Preferred Shares shall not have the conversion right described below in Section G.

2. A “Change of Control” means that the following events shall have occurred and are continuing: (i) the acquisition by any “person” or “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Trust entitling that person to exercise more than 50% of the total voting power of all shares of the Trust entitled to vote generally in elections of trustees (except that such person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the passage of time or occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i) above, neither the Trust nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE Amex Equities (the “NYSE Amex”), or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

F. Voting Rights.

1. Holders of the Series E Preferred Shares shall not have any voting rights, except as set forth in this Section F.

2. Whenever distributions on any Series E Preferred Shares are in arrears for six or more quarterly periods (whether or not consecutive) (a “Preferred Distribution Default”), holders of such Series E Preferred Shares, voting together as a single class with the holders of all Parity Preferred Shares upon which like voting rights have been conferred and are exercisable, shall be entitled to elect, together with such other Parity Preferred Shares, two additional Trustees to the Board (the “Preferred Trustees”), who shall each be elected for one-year terms. This election shall be at a special meeting called upon the request of holders of record of at least 10% of the outstanding Series E Preferred Shares or the holders of record of such Parity Preferred Shares so in arrears (or at the next special meeting or annual meeting of the shareholders if the request for such meeting is received by the Trust less than 90 days before the date fixed for the next special meeting or annual meeting of the shareholders) and each subsequent annual meeting of shareholders until all of the distributions on the Series E Preferred Shares for the past distribution periods and the distribution for the then current distribution period have been fully paid or authorized and a sum sufficient for payment thereof set apart for payment in full. For the avoidance of doubt, at no time shall holders of Series E Preferred Shares and Parity Preferred Shares be entitled to elect more than two Preferred Trustees to serve concurrently on the Board in accordance with the voting rights set forth in this Section F(2) (and in any similar sections set forth in Articles Supplementary with respect to such other Parity Preferred Shares). Upon such election, the size of the Board shall be increased by two additional Trustees.

3. If and when all such accumulated distributions on all Series E Preferred Shares shall have been paid in full or set aside for payment in full, the holders of Series E Preferred Shares shall be divested of the voting rights set forth in Section F(2) herein (subject to revesting in the event of each and every Preferred Distribution Default) and, if all accumulated distributions have been paid in full or set apart for payment in full on all other Parity Preferred Shares upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Trustee so elected shall terminate and the size of the Board accordingly shall be reduced by two. So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Trustee may be filled by written consent of the Preferred Trustee remaining in office, or if there is no such remaining Preferred Trustee, by vote of holders of a majority of the outstanding Series E Preferred Shares when they have the voting rights set forth in Section F(2) voting as a single class with all Parity Preferred Shares upon which like voting rights have been conferred and are exercisable. Any Preferred Trustee may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series E Preferred Shares when they have the voting rights set forth in Section F(2) voting together as a single class with all other Parity Preferred Shares upon which like voting rights have been conferred and are exercisable. The Preferred Trustees shall each be entitled to one vote per trustee on any matter.

4. So long as any Series E Preferred Shares remain outstanding, the Trust shall not without the affirmative vote or consent of the holders of record of two-thirds of the outstanding Series E Preferred Shares, given in person or by proxy, either in writing or at a meeting: (i) authorize or create, or increase the number of authorized or issued shares of, any class or series of shares of beneficial interest ranking senior to the Series E Preferred Shares as to distribution rights or rights upon liquidation, dissolution or winding up of the Trust, or reclassify any authorized shares of beneficial interest of the Trust into such shares of beneficial interest ranking senior to the Series E Preferred Shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares of beneficial interest ranking senior to the Series E Preferred Shares; or (ii) amend, alter or repeal the provisions of the Declaration of Trust, including the terms of the Series E Preferred Shares, whether by merger, consolidation, transfer, conveyance of substantially all of its assets or otherwise, or consummate a merger or consolidation involving the Trust (any such merger or consolidation, an “Event”), so as to affect materially and adversely any right, preference, privilege or voting power of the Series E Preferred Shares or the holders thereof. Notwithstanding the foregoing, for purposes of any vote required under clause (i) above, holders of Series E Preferred Shares shall vote together as a single class with holders of any other Parity Preferred Shares upon which like voting rights have been conferred and are exercisable. In addition, with respect to any Event, the occurrence of such Event shall not be deemed to affect materially and adversely any right, preference, privilege or voting power of the Series E Preferred Shares or the holders thereof if (a) immediately after any such Event the Trust is the surviving entity and there are no outstanding equity securities ranking, as to distribution rights or liquidation preference, senior to the Series E Preferred Shares (other than the equity securities of the Trust issued in respect of equity securities of the Trust outstanding and ranking senior to the Series E Preferred Shares prior to such Event) and the Series E Preferred Shares remain outstanding and the terms thereof remain unchanged or (b) immediately after any such Event the Trust is not the surviving entity and as a result of the Event, the holders of the Series E Preferred Shares receive equity securities with preferences, rights and privileges substantially similar to the preferences, rights and privileges of the Series E Preferred Shares and there are no outstanding equity securities of the surviving entity ranking, as to distribution rights or liquidation preference, senior to the Series E Preferred Shares (other than the equity securities issued in respect of the equity securities of the Trust outstanding and ranking senior to the Series E Preferred Shares prior to such Event). Holders of Series E Preferred Shares shall not be entitled to vote with respect to (A) any increase or decrease in the total number of authorized common shares, preferred shares or other equity securities of the Trust, (B) any increase, decrease or issuance of any class or series of shares of beneficial interest, including the Series E Preferred Shares, (C) the creation or issuance of any other class or series of shares of beneficial interest or other equity securities of the Trust, in each case referred to in clauses (A), (B) or (C) above, ranking on a parity with or junior to the Series E Preferred Shares as to distribution rights and rights upon liquidation, dissolution or winding up of the Trust. Except as required by law or as provided above, the holders of Series E Preferred Shares shall not be entitled to vote on any merger or consolidation involving the Trust, on any share exchange or on a sale of all or of substantially all of the assets of the Trust.

5. The voting provisions of this Section F shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series E Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

6. In any matter in which the Series E Preferred Shares may vote (as expressly provided herein or as may be required by law), each of the Series E Preferred Shares shall be entitled to one vote per each $25.00 in liquidation preference.

G. Conversion. The Series E Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust, except as provided in this Section G.

1. Upon the occurrence of a Change of Control, each holder of Series E Preferred Shares shall have the right, unless, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem the Series E Preferred Shares pursuant to the Redemption Right or Special Optional Redemption Right, to convert some or all of the Series E Preferred Shares held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of Common Shares (as defined in Section H) per Series E Preferred Share to be converted (the “Common Share Conversion Consideration”) equal to the lesser of (i) the quotient obtained by dividing (A) the sum of (x) the $25.00 liquidation preference plus (y) the amount of any accumulated and unpaid distributions to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case no additional amount for such accumulated and unpaid distributions shall be included in such sum) by (B) the Common Share Price (as defined below) and (ii) 4.3215 (the “Share Cap”), subject to the immediately succeeding paragraph.

The Share Cap shall be subject to pro rata adjustments for any share splits (including those effected pursuant to a Common Share distribution), subdivisions or combinations (in each case, a “Share Split”) with respect to Common Shares as follows: the adjusted Share Cap as a result of a Share Split shall be the number of Common Shares that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of Common Shares outstanding immediately after, and solely as a result of, such Share Split, and the denominator of which is the number of Common Shares outstanding immediately prior to such Share Split. For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of Common Shares (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right shall not exceed 19,878,900 Common Shares (or equivalent Alternative Conversion Consideration, as applicable) assuming that all 4,600,000 Series E Preferred Shares classified and designated pursuant to these Articles Supplementary are then issued and outstanding (the “Exchange Cap”), which Exchange Cap shall be reduced proportionally to the extent that fewer Series E Preferred Shares are outstanding. The Exchange Cap shall also be subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap and is also subject to a corresponding adjustment if the number of authorized Series E Preferred Shares is increased after the date hereof and such additional shares are thereafter issued by the Trust.

In the case of a Change of Control pursuant to which Common Shares shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series E Preferred Shares shall receive, upon conversion of such Series E Preferred Shares, the kind and amount of Alternative Form Consideration which such holder of Series E Preferred Shares would have owned or been entitled to receive upon the Change of Control had such holder of Series E Preferred Shares held a number of Common Shares equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration;” and the Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

In the event that holders of Common Shares have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series E Preferred Shares shall receive shall be the form of consideration elected by the holders of the Common Shares who participate in the determination (based on the weighted average of elections) and shall be subject to any limitations to which all holders of Common Shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

The “Change of Control Conversion Date” means the date on which the Series E Preferred Shares are to be converted and shall be a Business Day set forth in the notice of Change of Control provided in accordance with Section G(3) below that is no fewer than 20 days nor more than 35 days after the date on which the Trust provides the notice of occurrence of a Change of Control to the holders of Series E Preferred Shares.

The “Common Share Price” shall be (i) the amount of cash consideration per Common Share, if the consideration to be received in the Change of Control by holders of Common Shares is solely cash, and (ii) the average of the closing prices per Common Share on the NYSE for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by holders of Common Shares is other than solely cash.

2. The Trust shall not issue fractional Common Shares upon the conversion of the Series E Preferred Shares. In lieu of fractional shares, the Trust shall pay the cash value (computed to the nearest cent) of such fractional shares based on the Common Share Price (as defined below).

3. No later than 15 days following the occurrence of a Change of Control (unless the Trust has provided notice of its intention to redeem all of the Series E Preferred Shares pursuant to the Redemption Right or Special Optional Redemption Right), the Trust shall provide to record holders of Series E Preferred Shares a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right at their addresses as they appear on the Trust’s share transfer records and shall provide notice to the Trust’s transfer agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any Series E Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series E Preferred Shares may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Share Price; (v) the Change of Control Conversion Date, which shall be a Business Day that is no fewer than 20 days nor more than 35 days after the date of such notice; (vi) that if, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem all or any portion of the Series E Preferred Shares, the holder shall not be able to convert Series E Preferred Shares and such Series E Preferred Shares shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series E Preferred Share; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series E Preferred Shares must follow to exercise the Change of Control Conversion Right.

4. The Trust shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Trust’s website, in any event prior to the opening of business on the first Business Day following any date on which the Trust provides notice pursuant to Section G(3) above to the holders of Series E Preferred Shares.

5. In order to exercise the Change of Control Conversion Right, a holder of Series E Preferred Shares shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, any certificates evidencing the Series E Preferred Shares, to the extent such shares are certificated, to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Trust’s transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of Series E Preferred Shares to be converted; and (iii) that the Series E Preferred Shares are to be converted pursuant to the applicable terms of the Series E Preferred Shares. Notwithstanding the foregoing, if the Series E Preferred Shares are held in global form, such notice shall comply with applicable procedures of The Depository Trust Company (“DTC”).

6. Holders of Series E Preferred Shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Trust’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn Series E Preferred Shares; (ii) if certificated Series E Preferred Shares have been issued, the certificate numbers of the withdrawn Series E Preferred Shares; and (iii) the number of Series E Preferred Shares, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the Series E Preferred Shares are held in global form, the conversion notice and/or the notice of withdrawal shall comply with applicable procedures of DTC.

7. Series E Preferred Shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem such Series E Preferred Shares, whether pursuant to the Redemption Right or the Special Optional Redemption Right. If the Trust elects to redeem Series E Preferred Shares that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series E Preferred Shares shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $25.00 per share, plus any accumulated and unpaid distributions thereon to, but not including, the redemption date.

8. The Trust shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

9. The Trust shall at all times reserve and keep available out of the authorized and unissued Common Shares or Common Shares held in treasury by the Trust, solely for issuance upon the conversion of the Series E Preferred Shares, that number of Common Shares as shall from time to time be issuable upon the conversion of all the Series E Preferred Shares then outstanding.

10. In connection with the exercise of any Change of Control Conversion Right, the Trust shall comply with all federal and state securities laws and securities exchange rules in connection with any conversion of Series E Preferred Shares into Common Shares. Notwithstanding anything to the contrary contained herein, no holder of Series E Preferred Shares shall be entitled to convert such Series E Preferred Shares into Common Shares to the extent that receipt of such Common Shares would cause such holder (or any other person) to Beneficially Own or Constructively Own (each, within the meaning of the Declaration of Trust) Common Shares of the Trust in excess of the applicable Ownership Limit or other ownership limitations set forth in Article 6 of the Declaration of Trust.

H. Ranking. The Series E Preferred Shares shall, with respect to distribution rights and rights upon liquidation, dissolution or winding-up of the Trust, rank (a) senior to the common shares of beneficial interest, $0.01 par value per share, of the Trust (the “Common Shares”) and to all equity securities ranking junior to such Series E Preferred Shares as to distribution rights and rights upon liquidation, dissolution and winding up of the Trust (together with the Common Shares, the “Junior Securities”); (b) on a parity with the 7.50% Series C Cumulative Redeemable Preferred Shares, $0.01 par value per share, of the Trust and the 7.375% Series D Cumulative Redeemable Preferred Shares, $0.01 par value per share, of the Trust, and with other classes or other series of shares of beneficial interest of the Trust, the terms of which provide that such shares of beneficial interest rank on parity with the Series E Preferred Shares as to distribution rights and rights upon liquidation, dissolution or winding up of the Trust (collectively, the “Parity Preferred Shares”); and (c) junior to all equity securities issued by the Trust (in accordance with these Articles Supplementary), the terms of which specifically provide that such equity securities rank senior to the Series E Preferred Shares as to distribution rights and rights upon liquidation, dissolution or winding up of the Trust. For purposes of this Section H, unless and until converted, the term “equity securities” shall not include convertible debt securities of the Trust. The Series E Preferred Shares shall rank junior to all existing and future indebtedness of the Trust.

I. Exclusion of Other Rights. The Series E Preferred Shares shall not have any preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications or terms or conditions of redemption other than as expressly set forth in the Declaration of Trust, including the terms thereof.

J. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

K. Severability of Provisions. If any preferences or other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications or terms or conditions of redemption of the Series E Preferred Shares set forth in the Declaration of Trust and these Articles Supplementary is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of Series E Preferred Shares set forth in the Declaration of Trust which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications or terms or conditions of redemption of the Series E Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

L. No Preemptive Rights. No holder of Series E Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of beneficial interest of the Trust (whether now or hereafter authorized) or securities of the Trust convertible into or carrying a right to subscribe to or acquire shares of beneficial interest of the Trust.

THIRD: The Series E Preferred Shares have been classified and designated by the Board and a duly authorized committee of the Board under the authority contained in the Declaration of Trust.

FOURTH: These Articles Supplementary have been approved by the Board and a duly authorized committee of the Board in the manner and by the vote required by law.

FIFTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

SIXTH: The undersigned President and Chief Executive Officer of the Trust acknowledges these Articles Supplementary to be the act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, Brandywine Realty Trust has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and Chief

Executive Officer and attested to by its Executive Vice President, General Counsel and Secretary on this 6th day of April, 2012.

ATTEST:		Brandywine Realty Trust

By:	/s/ Brad A. Molotsky	By:	/s/ Gerard H. Sweeney
	Brad A. Molotsky Executive Vice President,		Gerard H. Sweeney President and Chief Executive Officer
General Counsel and Secretary

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